DRAFT 4-25-06

Exhibit 10.5(l)

NOTICE OF GRANT

Performance Stock Option

[Name of recipient]

You have been granted a performance stock option to purchase shares of First Horizon National Corporation common stock as follows:

DATE OF GRANT	-	April 21, 2006
GOVERNING COMPANY PLAN	-
OPTION PRICE PER SHARE	-	$40.71
TOTAL NUMBER OF SHARES GRANTED	-
VESTING DATE OF FIRST 50% OF SHARES	-	April 21, 2009
VESTING DATE OF SECOND 50% OF SHARES	-	April 21, 2010
DATE OPTION EXPIRES	-	April 21, 2013

Your performance stock option recognizes your leadership and performance within the organization. This option is granted under the Governing Company Plan specified above, and is governed by the terms and conditions of that Plan and by policies and practices of the Compensation Committee (that administers the Plan) that are in effect from time to time during the term of this option. This option is subject to possible early termination and forfeiture, even if vested, in accordance with the Plan and those policies and practices, and can result in a forfeiture of profit following exercise in certain circumstances as provided in the Plan (in particular, in Plan Section 6). As of the date of grant, those policies and practices provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable exercise date; (b) however, if your termination of employment occurs because of your death, permanent disability, or retirement at age 65 or later, this option will continue to vest in accordance with the schedule set forth above and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the third anniversary of your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment; and (c) if your termination of employment occurs because of your retirement before age 65, your then-unvested options will be forfeited immediately but your then-vested options will continue to be exercisable as provided in clause (b) as if you had retired at age 65. “Retirement” has the meaning given in the company’s defined benefit pension plan, whether or not you are a participant in the pension plan.

Your option also is subject to forfeiture in 2007 to the extent the performance targets set forth below are not achieved. The 2006 performance targets, and the portion of the award to be forfeited or retained, are as follows:

2006 EPS Growth Rate	% Retained	% Forfeited
8%	100%	0%
0%	0%	100%
Between 0% - 8%	Interpolated	Interpolated

2006 EPS Growth Rate is the growth in FHNC’s diluted earnings per share in fiscal 2006 relative to fiscal 2005. For purposes of this award, the Committee has the discretion to adjust reported EPS for 2005 and 2006 in order to make them substantially comparable. For instance, the Committee may ignore impacts (positive or negative) from business units disposed or acquired, may ignore impacts from unusual events, and may ignore impacts from new, changed, or re-interpreted accounting rules, in each case in whole or part.

This option is nonqualified, so that your exercise of this option is taxable. Your withholding and other taxes will depend upon the extent to which our stock value exceeds the option price on your exercise date.

Important information concerning the Plan and this option is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Company Plan at any time; additional copies are available to you upon request.

Questions about your performance stock option grant?

If you have questions about your performance stock option grant or need a copy of the Governing Company Plan, related prospectus, or exercise forms, contact the Total Rewards Manager, Ken Bottoms, at (901) 523-5317. For all your personal stock option information, visit the My Stock Options website in the Managing Your Money section of FirstNet.